                                                                 EXHIBIT (a)(1)
                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                      OF
                         NETFRAME SYSTEMS INCORPORATED
                                      AT
                              $1.00 NET PER SHARE
                                      BY
                        PAYETTE ACQUISITION CORPORATION
                         A WHOLLY OWNED SUBSIDIARY OF
                           MICRON ELECTRONICS, INC.

                     THE OFFER AND WITHDRAWAL RIGHTS WILL
                 EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
            ON MONDAY, JULY 14, 1997, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS DEFINED HEREIN) AND (2) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED UPON CONSUMMATION OF THE OFFER BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND THE REGULATIONS THEREUNDER, AS WELL AS THE OTHER CONDITIONS DESCRIBED HEREIN.

  THE BOARD OF DIRECTORS OF NETFRAME SYSTEMS INCORPORATED UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER (AS DEFINED HEREIN) AND THE MERGER (AS DEFINED HEREIN) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF NETFRAME SYSTEMS INCORPORATED AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                               ----------------
                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $.001 per share, together with the associated Preferred Share Purchase Rights (as defined herein) (collectively, the "SHARES"), of NetFRAME Systems Incorporated should either: (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such shares.

  A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

  Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Questions or requests for assistance may also be directed to the Dealer Manager at their address on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                               ----------------

                     THE DEALER MANAGER FOR THE OFFER IS:
                             MONTGOMERY SECURITIES

                               ----------------
June 16, 1997

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
 INTRODUCTION..............................................................    1
     1. Terms of the Offer; Expiration Date...............................     3
     2. Acceptance for Payment and Payment for Shares.....................     4
     3. Procedures for Accepting the Offer and Tendering Shares...........     5
     4. Withdrawal Rights.................................................     7
     5. Certain Federal Income Tax Consequences...........................     7
     6. Price Range of Shares; Dividends..................................     8
     7. Certain Information Concerning the Company........................     8
     8. Certain Information Concerning Purchaser, Micron and MTI..........    11
     9. Source and Amount of Funds........................................    12
    10. Background of the Offer; Contacts with the Company; the Merger
         Agreement; the Stock Option Agreement; the Technology License
         Agreement........................................................    13
    11. Purpose of the Offer; Plans for the Company After the Offer and
         the Merger; Stockholder Approval and Appraisal...................    23
    12. Dividends and Distributions.......................................    25
    13. Effect of the Offer on the Market for the Shares, Nasdaq Quotation
         and Exchange Act Registration....................................    25
    14. Certain Conditions of the Offer...................................    26
    15. Certain Legal Matters and Regulatory Approvals....................    27
    16. Fees and Expenses.................................................    29
    17. Employment Agreements.............................................    29
    18. Miscellaneous.....................................................    30
    SCHEDULE I -- DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, MICRON AND
     MTI ..................................................................  I-1

To the Holders of Common Stock of
NETFRAME SYSTEMS INCORPORATED

                                  INTRODUCTION

  Payette Acquisition Corporation ("PURCHASER"), a Delaware corporation and a wholly owned subsidiary of Micron Electronics, Inc. ("MICRON"), a Minnesota corporation and a subsidiary of Micron Technology, Inc. ("MTI"), a Delaware corporation, hereby offers to purchase all outstanding shares of common stock, par value $.001 per share, together with the associated Preferred Share Purchase Rights (as defined herein) (collectively, the "SHARES"), of NetFRAME Systems Incorporated (the "COMPANY"), a Delaware corporation, at a price of $1.00 per Share, net to the seller in cash and without interest thereon (the "OFFER PRICE"), subject to reduction for any applicable federal back up or other withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "OFFER"). The Preferred Share Purchase Rights represent rights to purchase shares of the Company's Preferred Stock, which rights have been issued pursuant to the Preferred Share Rights Agreement dated as of October 24, 1996 entered into between the Company and The First National Bank of Boston, as rights agent.

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Montgomery Securities ("MONTGOMERY SECURITIES"), which is acting as Dealer Manager for the Offer (in such capacity, the "DEALER MANAGER"), Norwest Bank Minnesota, N.A. (the "DEPOSITARY") and MacKenzie Partners, Inc. (the "INFORMATION AGENT") incurred in connection with the Offer. See Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  Cowen & Company, the Company's financial advisor ("COWEN & COMPANY"), has delivered to the Company Board its written opinion dated June 9, 1997 to the effect that, as of the date of such opinion, the consideration to be received by holders of Common Stock pursuant to the Offer and related merger was fair to the stockholders of the Company (other than Micron) from a financial point of view. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to stockholders of the Company herewith.

  THE OFFER IS CONDITIONED UPON: (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AFTER GIVING EFFECT TO THE EXERCISE OR CONVERSION OF ALL OPTIONS, RIGHTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO VOTING SECURITIES, BUT ONLY TO THE EXTENT THAT ANY SUCH OPTIONS, RIGHTS OR SECURITIES ARE EXERCISABLE OR CONVERTIBLE INTO SUCH VOTING SECURITIES AT A PER SHARE PRICE OF $1.50 OR LESS) (THE "MINIMUM CONDITION"), AND (2) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED UPON CONSUMMATION OF THE OFFER BY THE HSR ACT, AS WELL AS THE OTHER CONDITIONS DESCRIBED HEREIN. SEE SECTION 14 WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 10, 1997 (the "MERGER AGREEMENT"), among Purchaser, Micron, and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("DELAWARE LAW"), Purchaser will be merged with and into the Company (the "MERGER"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "SURVIVING CORPORATION") and will become a wholly owned subsidiary of Micron. At the effective time of the Merger (the
"EFFECTIVE TIME"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, shares held by Purchaser, or Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under Delaware Law) will be canceled and converted automatically into the right to receive $1.00 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "MERGER CONSIDERATION"). Upon the Effective Time, each outstanding employee or director stock option to purchase Shares granted pursuant to the Company's
1987 Stock Option Plan, as amended, 1992 Stock Option Plan, as amended or 1992 Director Stock Option Plan (collectively, the "COMPANY STOCK OPTION PLANS") and each other right to acquire shares of Company capital stock (together, the "OPTIONS") will become fully exercisable and vested, whether or not otherwise exercisable and vested. All Options that are outstanding immediately prior to the Effective Time will be canceled at the Effective Time and the holders will be entitled to receive, for each share subject to such Option, an amount of cash equal to the excess, if any, of the Offer Price over the exercise price per Share of such Option subject to any required withholding taxes. The Merger Agreement is more fully described in Section 10.

  The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares satisfying the Minimum Condition, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, of the Board equal to the product of the total number of directors on the Company Board multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). In the Merger Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both.

  The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger by the requisite vote of the stockholders of the Company, if such vote is required under Delaware Law. See Section 10. Except as described below, under the Company's Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the Merger, without a vote of the Company's stockholders. Subject to satisfaction of the conditions to the Merger, Purchaser, Micron and the Company have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective in the most expeditious manner possible the Merger and the transactions contemplated by the Merger Agreement. If Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 10.

  The Company has advised Purchaser that as of June 6, 1997, 13,978,445 Shares were issued and outstanding. The Company has advised Purchaser that as of June 6, 1997, the Company has duly reserved a total of 3,101,722 Shares for issuance upon exercise of outstanding employee stock options granted pursuant to the Company's Stock Option Plans.

  The Securities and Exchange Commission (the "COMMISSION") has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction. Purchaser believes that Rule 13e-3 will not be applicable to the Offer or the Merger. However, no assurances can be given that the Commission will not take the position that Rule 13e-3 is applicable to the Offer or the Merger.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by Section 4. The term "EXPIRATION DATE" means 12:00 Midnight, New York City time, on Monday, July 14, 1997, unless the period during which the Offer is open shall have been extended pursuant and subject to the terms and conditions of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended, shall expire.

  Purchaser may without the Company's consent extend the Offer for a period or periods not to exceed 22 days in the aggregate as necessary to provide time to satisfy the conditions to the Offer and may extend the Offer for up to five business days if, as of July 14, 1997, there shall not have been tendered at least 90% of the outstanding Shares. In addition, Purchaser has agreed to extend the Offer from time to time even if all of the conditions to the Offer are not satisfied if all such conditions are reasonably capable of being satisfied prior to August 5, 1997 and no takeover proposal has been publicly announced or, if announced, has not been withdrawn at such time, until such time as such conditions are satisfied or waived, but in no event later than August 5, 1997. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his, her or its Shares. See Section 4.

  Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right (subject to the terms and conditions of the Merger Agreement), (i) to increase the price per share payable in the Offer,
(ii) to terminate or amend the Offer and not accept for payment any Shares if the conditions to the Offer shall not be satisfied upon the scheduled expiration date of the Offer (as it may be extended as described in the preceeding paragraph) and (iii) to unilaterally waive any conditions of the Offer (other than, without the Company's consent, the Minimum Condition), or to make any other changes in the terms and conditions of the Offer (subject to the limitations described below), by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. However, the Merger Agreement provides that Purchaser will not (i) decrease the price per Share payable pursuant to the Offer, (ii) reduce the maximum number of Shares to be purchased in the Offer,
(iii) impose conditions to the Offer in addition to those set forth in Section 14, or (iv) amend any other material terms of the Offer in a manner materially adverse to the Company's stockholders. Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

  Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 through 12:00 Midnight, New York City time.

  The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn as soon as practicable after the Expiration Date.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "SHARES CERTIFICATES") or timely confirmation (a "BOOK-ENTRY CONFIRMATION") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "BOOK-ENTRY TRANSFER FACILITY" and, collectively, the "BOOK-ENTRY TRANSFER FACILITIES") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

  The term "AGENT'S MESSAGE" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  During the week of June 16, 1997, Micron intends to file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") a Pre-merger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 P.M., New York City time on the date fifteen calendar days after the date of such filing. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information from Micron with respect to the Offer. Upon request, the waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. See Section 15.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tending stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

  Purchaser reserves the right to transfer or assign, in whole or in part, to Micron or any direct or indirect wholly owned subsidiary of Micron, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after June 16, 1997. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an "ELIGIBLE INSTITUTION"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

    (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three National Association of Securities Dealers Automated Quotation-- National Market System ("NASDAQ") trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, telex or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Micron, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other shares or other securities issued or issuable in respect of such Shares on or after June 10, 1997). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and such other Shares and securities) for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

  The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

  4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that tendered Shares may be withdrawn by the tendering stockholder at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn by such stockholder at any time after August 14, 1997. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Micron, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. If, at the time of the Offer or the Merger, the Shares then exchanged have been held for more than one year, such gain or loss will be a long-term capital gain or loss. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income and short-term capital gains.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

  6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the Nasdaq National Market under the symbol "NETF". The following table sets forth, for the quarters indicated, the high and low closing prices per Share on the Nasdaq National Market:

                                                                    HIGH   LOW
                                                                    ----- -----
   Fiscal year ending December 28, 1995:
     First Quarter................................................. $7.42 $5.46
     Second Quarter................................................  6.13  4.58
     Third Quarter.................................................  7.08  5.50
     Fourth Quarter................................................  6.50  5.21
   Fiscal year ending December 31, 1996:
     First Quarter................................................. $5.71 $4.58
     Second Quarter................................................  5.79  5.12
     Third Quarter.................................................  3.79  2.71
     Fourth Quarter................................................  3.79  2.47
   Fiscal Year ending December 31, 1997:
     First Quarter................................................. $3.25 $1.25
     Second Quarter (through June 9, 1997).........................  2.13  1.06

  The Company has never declared or paid cash dividends on its capital stock.

  On June 9, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the Nasdaq National Market was $1.31. On June 13, 1997, the last full trading day prior to the commencement of the Offer, the reported closing price per Share on the Nasdaq National Market System was $0.875. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser, Micron, nor any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Micron or their respective affiliates.

  General. The Company is a Delaware corporation with its principal executive offices located at 1545 Barber Lane, Milpitas, California 95035. The Company develops, manufactures, markets and supports a broad line of high-availability, clustered network servers for local and wide area networks. The Company was one of the first companies to offer a high-availability, open-systems server, which began shipping commercially in December 1989. The Company's servers are characterized by high availability, scalability and adherence to industry standards. The Company has a worldwide installed base of over 5,500 servers and sells its products primarily through a number of integrators and value added resellers worldwide.

  Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "FORM 10-K") and the unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 29, 1997, March 28, 1996 and April 1, 1995 (the "10-Q'S"). More comprehensive financial information is included in the Form 10-K, the 10-Q's and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth at the end of this Section 7.

                         NETFRAME SYSTEMS INCORPORATED

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   FISCAL YEAR ENDED DECEMBER
                                                               31,
                                                   ----------------------------
                                                     1996       1995     1994
                                                   ---------  --------- -------
STATEMENT OF OPERATIONS DATA:
  Net revenues.................................... $ 74,349    $76,434  $89,135
  Operating income (loss).........................  (29,034)    (7,785)   4,988
  Net income (loss)...............................  (27,984)    (8,052)   5,745
  Average number of shares outstanding (as
   adjusted to give effect to stock dividends or
   stock splits)..................................   13,729     13,498   13,630
  Net income (loss) per share..................... $  (2.04)   $ (0.60) $  0.42
BALANCE SHEET DATA:
  Working capital.................................   20,226     47,687   56,639
  Total assets....................................   50,309     71,698   76,971
  Notes payable and capital lease obligations.....      --         --        69
  Stockholders' equity............................   31,798     59,194   66,381
                                                       THREE MONTHS ENDED
                                                   ----------------------------
                                                                         APRIL
                                                   MARCH 29,  MARCH 30,   1,
                                                     1997       1996     1995
                                                   ---------  --------- -------
STATEMENT OF OPERATIONS DATA:
  Net revenues.................................... $ 13,636    $20,069  $13,147
  Gross profit....................................    1,396      9,149    5,932
  Operating income (loss).........................  (11,108)    (3,101)  (5,849)
  Income (loss) before income taxes...............  (11,100)    (2,764)  (5,542)
  Net income (loss)...............................  (11,100)    (2,764)  (5,265)
  Average number of shares outstanding (as
   adjusted to give effect to stock dividends or
   stock splits)..................................   13,926     13,629   13,405
  Net income per share............................ $  (0.80)   $ (0.20) $ (0.39)
BALANCE SHEET DATA:
  Current assets.................................. $ 25,240    $54,151  $61,872
  Total assets....................................   35,731     67,303   70,258
  Current liabilities.............................   14,671     10,810    8,639
  Stockholders' equity............................   21,060     56,493   61,619

  In connection with Purchaser's and Micron's review of the Company and in the course of their negotiations with the Company described in Section 10, the Company provided Micron and the Purchaser with certain business and financial information which Micron and Purchaser believe is not publicly available. Specifically, the Company provided the Purchaser and Micron with information regarding its severe liquidity and cash needs, including the possibility that the Company may be forced to liquidate absent an immediate and substantial cash infusion or acquisition of the Company. The Company also shared certain internal forecasts assuming consummation of the Offer and based upon receiving funding from and operating as a subsidiary of Micron, achieving certain manufacturing and purchasing synergies with Micron, as well as pursuing a marketing and sales model synergistic with Micron, and thereby reducing its operating costs. Projections as to the Company's financial results on a stand-alone basis were not utilized by Purchaser or Micron, as any such stand-alone projections were not viewed as meaningful given the serious questions as to the Company's viability as a stand-alone entity and the possibility of immediate liquidation of the Company absent an acquisition or substantial cash infusion.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained (i) by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or (ii) at the Commission's world-wide web site at http://www.sec.gov.

  8. CERTAIN INFORMATION CONCERNING PURCHASER, MICRON AND MTI. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 900 E. Karcher Road, Nampa, Idaho 83687. Purchaser is a direct wholly owned subsidiary of Micron.

  Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

  Micron is a Minnesota corporation, with its principal office at 900 E. Karcher Road, Nampa, Idaho 83687. Micron is a provider of PC systems through the direct sales channel worldwide. Micron's PC operations develop, market, manufacture, sell and support a range of memory-intensive, high performance desktop and notebook PC systems and network servers under the Micron brand name. In addition to its PC operations, Micron has contract manufacturing and component recovery operations. Micron's wholly-owned subsidiary, Micron Custom Manufacturing Services, Inc. ("CMS"), is a contract manufacturer specializing in the assembly of complex custom printed circuit boards, memory modules and system level products. Micron's component recovery operations recover, assemble, test, grade and market nonstandard random access memory components not meeting full industry standard specifications.

  MTI is a Delaware corporation, with its principal office at 8000 S. Federal Way, P.O. Box 6, Boise, Idaho 83707. Micron is majority owned by MTI. As of May 31, 1997, MTI owned approximately 64% of the outstanding common stock of Micron. Micron's Common Stock is traded on the Nasdaq National Market under the symbol "MUEI." MTI and its subsidiaries, including Micron and CMS, principally design, develop, manufacture and market semiconductor memory products, personal computers and complex custom printed circuit board, memory module and system level assemblies.

  The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser, Micron and MTI and certain other information are set forth in Schedule I hereto.

  To the best knowledge of Purchaser and Micron, neither Purchaser, Micron nor MTI, nor any of the persons listed in Schedule I to this Offer to Purchase, nor any associate or majority-owned subsidiary of Purchaser, Micron, MTI or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and neither Purchaser, Micron nor MTI, nor any of the persons or entities referred to above nor any director, executive officer or subsidiary of Purchaser, Micron nor MTI has effected any transaction in the Shares during the past 60 days.

  Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, to the best of the knowledge of Purchaser and Micron, (i), neither Purchaser, Micron nor MTI, nor any of their respective subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies; and (ii) neither Purchaser, Micron nor MTI, nor any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Set forth below in Section 10 of this Offer to Purchase and elsewhere herein is a summary description of the mutual contacts, negotiations and transactions between any of Purchaser, Micron and MTI, or any of their respective subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of material assets.

  Available Information. Micron is subject to the information filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Micron's directors and officers, their remuneration, options granted to them, the principal holders of Micron's securities and any material interest of such persons in transactions with Micron is required to be described in proxy statements distributed to Micron's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained (i) by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or (ii) at the Commission's world-wide web site at http://www.sec.gov.

  9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Purchaser to consummate the Offer and the Merger is estimated to be approximately $15.6 million, including approximately $1.75 million to pay related fees and Purchaser expenses but excluding amounts payable by the Purchaser with respect to the cash out of Options. Purchaser will obtain all such funds from Micron. Micron will provide such funds from its working capital. In addition, from its working capital, Micron will provide the Company
(i) $1.5 million under the Technology License Agreement and (ii) up to $3.5 million in financing under the Merger Agreement. See Section 10.

  10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; THE STOCK OPTION AGREEMENT; THE TECHNOLOGY LICENSE AGREEMENT.

BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

  Micron's wholly owned subsidiary, CMS, has previously provided contract assembly services for the Company. In 1994, sales to the Company were approximately $8.4 million and in 1995 were approximately $10.7 million, primarily for memory intensive custom boards. In 1996, sales were approximately $9.5 million for customized circuit boards and double sided memory modules. Year to date sales through May 31, 1997 were approximately $1.4 million, primarily for double sided memory modules. As of June 16, 1997, outstanding accounts receivable owed by the Company to CMS was approximately $420,000. In addition, CMS currently maintains inventory of certain products specifically used in products manufactured on behalf of the Company.

  In late April 1997, David Averett, Manager of OEM Sales of the Company, contacted Gene Thomas, Vice President of Business Development of Micron, to discuss the possibility of Micron entering into a distribution agreement with the Company with respect to the Company's products.

  On May 6, 1997, Paul Petersen, Director of Engineering of Micron, and Dan Burton, Platform Manager-Server, visited the booth of the Company at the Networld+Interop convention in Las Vegas to view a demonstration of certain of the Company's products. They met with Steven Huey, Vice President of Marketing of the Company and Mr. Averett.

  On May 8, 1997, Mr. Thomas informed Joseph Daltoso, Chairman, President and Chief Executive Officer of Micron, of his conversations with the Company concerning a possible OEM Agreement. Mr. Daltoso instructed George Minow, Director of Strategic Planning of Micron, and Mr. Thomas to obtain additional information concerning the Company and further explore the possibility of a potential strategic relationship between the two companies. On that same day, Mr. Minow contacted Mr. Averett of the Company while Mr. Thomas contacted Randy Meyer, Vice President of Business Development of the Company, to discuss such a relationship.

  On May 15, 1997, Mr. Thomas and Mr. Minow met with Mr. Meyer and Robert Puette, Chairman, President and Chief Executive Officer of the Company, at the principal office of the Company to obtain additional information about the Company's products and technology and to further discuss a possible strategic relationship between the two companies.

  On May 21 and 22, 1997, a number of senior management executives of Micron, including Mr. Daltoso, Greg Stevenson, Executive Vice President, Operations and Chief Operating Officer, Dean Klein, Chief Technology Officer, and Brian Klene, Executive Vice President, Sales and Marketing, and Mr. Minow, Mr. Burton and Mr. Thomas, met at the principal office of Micron with Mr. Puette, Mr. Meyer, and a number of other senior executives of the Company, including Bulent Erbilgin, Vice President of Engineering, to further discuss the Company's products and operations and a possible strategic relationship, including a possible business combination.

  On May 23, 1997, Mr. Minow had a telephone conversation with James D. McCammon, Vice President and Chief Financial Officer, and other finance personnel from the Company to discuss financial and product information in order to evaluate the possibility of Micron acquiring the Company.

  During the week of May 26, 1997, several meetings of executives of Micron were held to further consider a variety of possible strategic transactions with the Company, including an OEM relationship with respect to sales of the Company's new server products or a potential acquisition of the Company. During that time, arrangements were made to ship certain of the Company's products to Micron for engineering tests and reviews.

  From May 28 to May 30, 1997, Micron performed extensive technical testing of the Company's products. On May 28 and 29, 1997, Mr. Huey, Mr. Shah, and a customer service engineer from the Company visited certain representatives of Micron at Micron's principal offices to test certain of the Company's products. On

May 30, 1997, various sales personnel from the Company presented additional sales information to Mr. Klene and Fred Waddell, Director of Corporate and Channel Sales of Micron, at Micron's principal office. At the same time, Mr. Daltoso had a further meeting with Mr. Puette, Mr. Erbilgin and Mr. McCammon at the Company to further discuss the merits of a potential acquisition of the Company by Micron and to tour the Company's facility.

  On June 3, 1997, Steven Appleton, a director of Micron, met with certain senior management executives of Micron at Micron's principal office to further review the possible acquisition of the Company.

  On June 3, 1997, T. Erik Oaas, Executive Vice President and Chief Financial Officer of Micron, contacted Montgomery Securities to provide financial services and Fenwick & West LLP, to serve as Micron's legal counsel, for the purpose of engaging in a possible acquisition transaction with respect to the Company.

  On June 4, 1997, Mr. Puette traveled to Idaho to again met with Mr. Daltoso and Mr. Appleton to discuss the possible acquisition transaction.

  Between June 5 and June 8, 1997, representatives of Micron, their legal counsel and financial advisors met with representatives of the Company, their legal counsel and financial advisors at the offices of the Company's counsel to continue their due diligence investigation of the Company, including discussions of the business and financial condition of the Company, and to discuss the possible terms of an acquisition transaction.

  On June 8, 1997, Micron indicated that, subject to further due diligence, the commitment of key executives of the Company to enter into employment agreements with Micron (which were to include conditions tied to performance of the Company) and approval of Micron's Board of Directors, Micron was prepared to commence an all cash tender offer for the Company around or below the current trading price of the Company's stock and to enter into technology licensing and/or certain financing arrangements with the Company.

  On June 8, 1997, the Company advised representatives of Micron that its Board of Directors had approved a range of terms upon which the Board was prepared to approve the transaction and had authorized Mr. Puette to continue negotiations and conclude an agreement with Micron within such range of terms.

  Between June 8 and June 9, 1997, representatives of Micron and the Company met together with their respective legal and financial advisors to continue due diligence and to negotiate the definitive agreement providing for the tender offer. During this period, representatives of the Company made various presentations to the Micron representatives with respect to the Company's business plan and numerous conversations were held among Micron's senior management, legal and financial advisors and individual directors of Micron concerning the status of due diligence, negotiations and the definitive terms of the acquisition.

  On June 9, 1997, the Company entered into Employment Term Sheets with each of Messrs. Puette, Erbilgin, Hartsfield and Huey, as described in Section 17 below.

  The morning of June 10, 1997, the Board of Directors of Micron approved the terms of the proposed Offer and Merger. Thereafter, Micron and the Company executed the Merger Agreement and certain related agreements on such date and issued a press release announcing the transaction.


THE MERGER AGREEMENT

  The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the "SCHEDULE 14D-1") filed by Purchaser and Micron with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement. Capitalized terms not otherwise defined in the following description of the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement.

  The Offer. The Merger Agreement provides for the commencement of the Offer within five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in
Section 14 hereof. Purchaser and Micron
have agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Section 14 hereof, changes the form of consideration payable in the Offer or amends any other material terms of the Offer in a manner materially adverse to the Company's stockholders.

  The Merger. The Merger Agreement provides that, following consummation of the Offer and upon the terms and subject to the conditions in the Merger Agreement and in accordance with Delaware Law, at the Effective Time, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation (the "SURVIVING CORPORATION") and will become a direct or indirect wholly owned subsidiary of Micron. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Micron or any other subsidiary of Micron and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be automatically converted into, and exchanged for, the right to receive the Merger Consideration.

  Pursuant to the Merger Agreement, each share of common stock, par value $.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock, par value $.001 per share, of the Surviving Corporation.

  The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement further provides that the Certificate of Incorporation and by-laws of Purchaser as in effect at the Effective Time shall be the Certificate of Incorporation and by-laws of the Surviving Corporation.

  Agreements of Micron, Purchaser and the Company. Pursuant to and subject to the conditions in the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a meeting of its stockholders as soon as practicable following expiration of the Offer for the purpose of approval of the Merger, and any other actions contemplated by the Merger Agreement which require the approval of the Company's stockholders (the "STOCKHOLDERS' MEETING"). If Purchaser acquires a majority of the outstanding Shares pursuant to the Offer, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

  The Merger Agreement provides that the Company will, if necessary, as soon as practicable following expiration of the Offer, file with the Commission under the Exchange Act, a proxy statement and related proxy materials (the "PROXY STATEMENT") with respect to the Stockholders' Meeting and will use its best efforts to respond to any comments of the Commission and to cause the Proxy Statement to be mailed to stockholders of the Company as promptly as practicable after responding to all such comments to the satisfaction of the staff of the Commission. The Company has agreed, subject to certain fiduciary duties under applicable law as described below, to include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company approve and adopt the Merger. The Merger Agreement provides that, in the event that Purchaser or any other subsidiary of Micron acquires at least 90 percent of the then outstanding Shares, Micron, Purchaser and the Company agree, at the request of Micron, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after expiration of the Offer, without a meeting of the Company's stockholders, in accordance with Delaware Law.

  Pursuant to the Merger Agreement, the Company has covenanted and agreed to carry on the businesses of the Company and its subsidiaries in the ordinary course and to use its reasonable efforts in light of its current financial condition to preserve intact their current business organization, to keep available the services of their current officers and employees and to preserve relations with distributors, licensors, contractors, customers, suppliers, lenders, employees and others having business dealings with any of them. The Merger Agreement provides that, except as permitted by the terms of the Merger Agreement, neither the Company nor any subsidiary will do any of the following, without the prior written consent of Micron: (a) grant or provide any severance or termination pay to any officer or employee except payments under the WARN Act or similar law or regulation after first consulting with Micron, or, after prior written notice to Micron, that are in amounts consistent with the Company's policies and past practices, are pursuant to written plans or agreements outstanding, or policies existing, on the date of the Merger Agreement and are pursuant to arrangements previously disclosed in writing;
(b) declare or pay any dividends on or make any other distributions in respect of any of its capital stock (other than by any wholly owned subsidiary of the Company to its parent or, in the case of less than wholly owned subsidiaries as required by agreements existing as of the Merger Agreement) or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (c) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of shares, pursuant to the exercise of Options outstanding as of the date of the Merger Agreement and in accordance with their present terms and pursuant to the Company's employee stock purchase plan; (d) amend its Certificate of Incorporation, by-laws or other charter documents; (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company and its subsidiaries as a whole except purchases of inventory in the ordinary course of business consistent with past practice; (f) sell, lease, license, mortgage or otherwise encumber or subject to any pledge, claim, charge, encumbrance, security interest or lien or otherwise dispose of any of its properties or assets (including intellectual property) except in the ordinary course of business consistent with past practice; (g) incur any indebtedness for borrowed money or draw down on any credit facility or arrangement or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or rights to acquire debt securities, or guarantee any debt securities of others, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company; (h) except as otherwise contemplated by the Merger Agreement, adopt or amend in any material respect any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures or otherwise alter or commit to any compensation, benefit or severance or change of control arrangement for or with any officer or employee of the Company or enter into any related or interested party transaction of a nature that would be required to be disclosed in filings with the Commission;
(i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction (x) of liabilities or obligations the failure of which to satisfy would have a Material Adverse Effect (as described below) on the Company, (y) of liabilities and obligations to employees and (z) in the ordinary course of business consistent with past practice and in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or notes thereto) of the Company included in documents filed with the Commission or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;
(j) make or agree to make any new capital expenditure(s) which individually is in excess of $25,000 or which in the aggregate are in excess of $100,000; (k) make any material tax election or settle or compromise any income or franchise tax liability; (l) except as expressly contemplated by the Merger Agreement, enter into, modify, amend or terminate any contract or agreement binding on the Company or any subsidiary or waive, release or assign any rights or claims thereunder other than contracts or agreements involving purchase of inventory and supplies or sales of products in the ordinary course of business and other than discounting of accounts receivable to obtain prompt collection; (m) terminate or lay off any employees, other than for cause consistent with past practice and Company policy; (n) voluntarily take actions to liquidate or dissolve the Company or to take advantage of bankruptcy or other creditor protection laws;

(o) institute any litigation or other proceeding other than in connection with the Merger Agreement or the transactions contemplated thereby; (p) take any action that might cause or constitute a breach of any representation or warranty made by the Company in the Agreement; or (q) authorize any of, or commit or agree to take any of, the foregoing actions.

  Further, the Company and Micron have agreed not to, and not to permit any of their respective subsidiaries to, knowingly and willfully, take deliberate action that would cause any of their representations and warranties set forth in the Agreement to become untrue in such a manner, with respect to the Company, as would have a Material Adverse Effect or, with respect to Micron, in any material respect as of the date when made, or that would cause any of the conditions to the Offer or to the Merger not being satisfied. "MATERIAL ADVERSE CHANGE" and "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company, any change or effect that is materially adverse to the Company's business, properties, assets, financial condition or results of operations, excluding those changes, effects and developments that result from
(i) the announcement or pendency of the Offer, (ii) general economic conditions or (iii) conditions affecting the industry in which the Company competes.

  The Merger Agreement provides that, promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares which satisfies the Minimum Condition, Micron will be entitled to designate such number of directors, rounded up to the next whole number, so that the designees of Purchaser constitute the same percentage (but no less than a majority) of the Company's Board of Directors as the percentage of Shares acquired by Purchaser in connection with the Offer. The Merger Agreement also provides that the Company shall, upon request by Micron, promptly increase the size of the Board of Directors to the extent permitted by its Certificate of Incorporation and/or secure the resignations of such number of directors as is necessary to enable Micron's designees to be elected to the Board of Directors and to cause Micron's designees to be so elected.

  The Merger Agreement provides that following the election or appointment of Micron's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company or any extension by the Company of the time for the performance of or waiver of any of the obligations or other acts of Micron or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were directors as of the date of the Merger Agreement or designated by such persons to fill a vacancy. Micron has agreed to take all actions required to maintain at least one such director on the Company's Board of Directors at all times after the consummation of the Offer and until the Effective Time.

  Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Effective Time, the Company will, and will cause its subsidiaries to afford the officers, employees, accountants, counsel, financial advisors and other representatives of Micron, reasonable access during normal business hours to their properties, books, contracts, commitments, personnel and records and shall furnish or promptly make available to Micron a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and all other information concerning its business, properties and personnel as Micron may reasonably request.

  The Company has agreed that, until the earlier of the Effective Time or termination of the Merger Agreement, neither it, its subsidiaries nor their respective directors, officers, employees, representatives, investment bankers, attorneys or advisors will, directly or indirectly, (i) solicit, initiate or encourage submission of any "takeover proposals" (as defined below), or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Under the Merger Agreement, a "TAKEOVER PROPOSAL" means any proposal for a merger or other business combination involving the Company or any of its Significant Subsidiaries (as defined in Regulation 1-02 of Regulation S-X) or any proposal, offer or tender offer to acquire (including by license) in any manner, directly or indirectly, an equity interest in, not less than 10% of the outstanding voting securities of, or assets representing not less than 10% of the annual revenues of the Company or any of its Significant Subsidiaries, other than the transactions contemplated by the Merger Agreement. The Company has also agreed that it will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Pursuant to the Merger Agreement, the Company will promptly advise Micron orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which is expected to lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry and the identity of the person making any such takeover proposal or inquiry. The Company has also agreed to keep Micron informed of the status and material terms of any such request, takeover proposal or inquiry.

  Notwithstanding the foregoing, the Merger Agreement provides that the Company may, to the extent required by fiduciary obligations under applicable law as advised by independent counsel, participate in discussions or negotiations with, or furnish information to, any person in response to a takeover proposal which was not solicited after the date of the Merger Agreement, provided that such information is provided pursuant to a confidentiality agreement in reasonably customary form. If, following receipt of such an unsolicited takeover proposal, the Board of Directors determines in good faith, based on the advice of its outside financial advisors, that such takeover proposal is more favorable to the Company's stockholders than the Offer and the Merger (a "SUPERIOR PROPOSAL"), then the Company may terminate the Merger Agreement, subject to the payment of a break up fee, discussed below. Thereafter, the Company's Board of Directors may accept and enter into any agreement with respect to such Superior Proposal, and the Company's Board of Directors may approve or recommend such Superior Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger. The provisions described in this paragraph shall not prohibit the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a takeover proposal pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making any disclosure to the Company's stockholders that, in the judgment of the Board of Directors of the Company is required under applicable law.

  Pursuant to the Merger Agreement, upon the Effective Time, each of the options then outstanding under the Company Stock Option Plans and each other right to acquire shares of Company capital stock will become fully exercisable and vested, whether or not otherwise exercisable and vested. All Options that are outstanding immediately prior to the Effective Time will be canceled at the Effective Time and the holders will be entitled to receive, for each share subject to such Option, an amount of cash equal to the excess, if any, of the Offer Price over the exercise price per Share of such Option, subject to any required withholding taxes. The Company's 1992 Employee Stock Purchase Plan will be terminated on the earlier of July 31, 1997 or the Effective Time. If terminated at the Effective Time, the Company will take such actions as are necessary to cause the exercise date thereunder to occur on the last trading day immediately prior to the Merger. On such date, any funds credited as of such date under the purchase plan within each participant's payroll withholdings account will be deemed applied to the purchase of whole shares of the Company's Common Stock in accordance with the terms of such purchase plan and the shares of Company Common Stock issuable as a result thereof will be deemed outstanding and converted to Merger Consideration in the Merger pursuant to the terms of the Merger Agreement.

  Micron has agreed to fulfill and honor and cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and any of its subsidiaries and their respective directors and officers existing prior to the Merger Agreement. From and after the Effective Time, such obligations will be the joint and several obligations of Micron and the Surviving Corporation, and Micron has assumed such obligations. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of the Company, which provisions will not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights of the individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company or its subsidiaries, unless required by law.

  For at least two years from the Effective Time, Micron shall maintain in effect the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time for those persons who are directors and officers as of the date of the Merger

Agreement, so long as the annual premium would not be in excess of 150% of the last annual premium paid prior to the date of the Merger Agreement. If the existing insurance expires, is terminated or is canceled during such two year period, Micron will use all reasonable efforts to cause as much insurance to be obtained as possible for the remainder of the period for an annualized premium not in excess of the amount indicated above, on terms and conditions no less advantageous than the existing insurance. In lieu of maintaining the Company's current insurance, Micron may elect to add the directors and officers of the Company as of the date of the Merger Agreement to its own insurance policy, provided that such election does not diminish the rights provided to such persons under the Company's existing insurance.

  The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to use its reasonable best efforts to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the transactions contemplated by the Merger Agreement (including consummation of the Offer and the Merger). Among other things, the Merger Agreement specifies the following actions: (i) obtaining all necessary waivers, consents and approvals from third parties, (ii) obtaining all necessary consents, approvals, waivers, actions and no actions from any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement. In particular, the Company has agreed to take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, the Merger Agreement or any other transaction contemplated by the Merger Agreement. Further, the Company has agreed that if any state takeover statute or similar statute or regulation becomes applicable to such transactions, it will take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on such transactions.

  The Company and Micron are obligated to give prompt notice to the other party of any representation or warranty made by it in the Merger Agreement so as, with respect to the Company, to have a Material Adverse Effect, or, with respect to Micron, in any material respect. Further, such parties are obligated to give prompt notice of the failure to comply with or satisfy in any material respect any covenant, condition or agreement under the Merger Agreement.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, taxes, litigation, employee benefit plans, real property and leases, intellectual property, environmental matters, and material contracts.

  Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions: (a) if required by Delaware Law, the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company; (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) Shares shall have purchased pursuant to the Offer; and (d) no temporary restraining order, preliminary or permanent injunction, judgment or other order, decree or ruling nor any statute, rule, regulation or executive order shall be in effect which would (i) make the acquisition or holding by Micron or its affiliates of Shares or shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger, (ii) prohibit Micron's or Purchaser's ownership or operation of, or compel Micron or Purchaser to dispose of or hold separate, all or a material portion of the business or assets of Purchaser, the Company or any subsidiary thereof, (iii) compel Micron, Purchaser or the Company to dispose of or hold separate all or a material portion of the business or assets of Micron or any of its subsidiaries or the Company or any of its subsidiaries, (iv) impose material limitations on the ability of Micron or Purchaser or their affiliates effectively to exercise full ownership and financial benefits of the Surviving Corporation, or (v) impose any material condition to the Merger Agreement or the Merger, which would be materially adverse to Micron.

  In addition, the obligations of Micron and Purchaser to effect the Merger are further subject to (i) the accuracy of the Company's representations and warranties at the time of the Merger Agreement in all material respects, except with respect to inaccuracies that have since been cured; (ii) the performance in all material respects by the Company of all obligations under the Merger Agreement, except to the extent that the aggregate effect of the failure would not have a Material Adverse Effect or was attributable to Micron; and (iii) the absence of a Material Adverse Change in the Company and its subsidiaries as a whole or an event that is highly probable to result in a Material Adverse Change, except for changes primarily due to employee attrition, and disregarding operating losses incurred in the ordinary course.

  Termination; Fees and Expenses. The Merger Agreement may be terminated, and the Merger and other transactions contemplated thereby may be abandoned, at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of the Company (provided, however, that if Shares are purchased pursuant to the Offer, Micron may not terminate the Merger Agreement): (a) by mutual written consent of Micron and the Company; (b) by Micron or the Company if, as a result of the failure of any of the conditions to the Offer, (i) the Purchaser fails to commence the Offer in the time required by the Merger Agreement, or (ii) the Offer has terminated or expired (as extended, if applicable) in accordance with its terms without the Purchaser having accepted any Shares for payment pursuant to the Offer (provided that the ability to terminate in the above circumstances is not available to a party whose failure to perform under, or breach of the representations or warranties of, the Merger Agreement results in a failure of such conditions); (c) by Micron or the Company, if Purchaser shall not have accepted any Shares for payment by August 5, 1997; (d) by Micron or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (e) by the Company, if the Company's Board of Directors determines that there is a Superior Proposal, as described above; or (f) by Micron if (1) the Company's Board of Directors or a committee thereof shall have failed to recommend the Offer, the Merger, or the Merger Agreement, or shall have so resolved; (2) if the Company's Board of Directors or a committee thereof shall have withdrawn or modified in a manner adverse to Micron or Purchaser its approval, or recommendation, of the Offer, the Merger Agreement and the Merger, shall have approved or recommended any takeover proposal, shall have authorized the redemption or amendment of the Rights Agreement after the Company has received a takeover proposal or shall have so resolved to do any of the foregoing; (3) the Company shall have entered into any letter of intent, acquisition agreement or similar agreement with respect to any Superior Proposal or shall have resolved to do so; or (4) the Company's Board of Directors or a committee thereof shall have failed to reaffirm approval or recommendation of the Offer, the Merger or the Merger Agreement, within two business days after receipt of a request from Micron or Purchaser to do so or shall have so resolved (the events described in subsections (f)(1), (2), (3) and (4) being referred to herein as a "BOARD TERMINATION ACTION").

  The Merger Agreement provides that the Company shall pay to Micron, in same or next day funds an amount equal to $750,000 (the "BREAK-UP FEE") in the event of any of the following: (i) the Merger Agreement is terminated as set forth in subsections (b) or (c) in the prior paragraph, as a result of failure of the following conditions to the Offer: (a) the occurrence of a Board Termination Action, (b) any of the representations and warranties of the Company in the Merger Agreement shall have failed to be true and correct in all material respects as of the date of such agreement or shall have thereafter ceased to be true and correct in any material respect, or (c) breach or failure to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company;
(ii) the Merger Agreement is terminated because of the occurrence of a Board of Termination Action or because the Company has entered into any letter of intent, acquisition agreement or similar agreement with respect to any Superior Proposal or the Board of Directors or any committee thereof shall have resolved to do so; (iii) (a) prior to expiration of the Offer (or after expiration of the Offer but prior to expiration of a takeover proposal that is made and not subsequently withdrawn prior to the expiration of the Offer or earlier termination of the Merger Agreement), a takeover proposal is made and publicly announced, (b) the Merger Agreement is terminated because Purchaser did not commence the Offer in the required time or the Offer was terminated or expired without Purchaser accepting payment for the Shares, as a result of failure of one of the Offer conditions, or because Purchaser did not accept the Shares for payment prior to August 5, 1997, or because the events described in (i)(a) above have occurred, and (c) within 12 months of the termination of the Merger Agreement, a person acquires or enters into an agreement (the transaction contemplated by which is subsequently consummated) related to acquisition of the Company, assets representing more than 50% of the fair market value of the Company's assets or more than 50% of the shares of the Company's Common Stock then outstanding (together, a "TAKEOVER CLOSING"); or (iv) the Company enters into an agreement with respect to a Superior Proposal.

  Payments under (i), (ii) and (iii) above, are on demand following satisfaction of the indicated conditions; payments under (iv) above, are within two business days of execution of the agreement with respect to a Superior Proposal. No payments are required, notwithstanding the foregoing, if the Merger Agreement is terminated by the Company and either Micron or Purchaser has failed to perform, in any manner that adversely affects the Company or its stockholders, any of its obligations under the Merger Agreement. Payments of the foregoing amounts are not in lieu of damages incurred in the event of willful breach of the Merger Agreement.

  Post Merger Employment Benefits. Employees of the Company who become employed by Micron or any controlled subsidiary thereof after the Effective Time will either, to the extent permitted under the terms of the Company's employee benefit plans, continue to be eligible to participate in such plans, if and for so long as continued, or become eligible to participate in the same standard employee benefit plans as are generally available to Micron employees.

  Preferred Share Rights Agreement. The Company has covenanted and agreed to effect an amendment to the Preferred Share Rights Agreement dated as of October 24, 1996 (the "RIGHTS AGREEMENT") entered into between the Company and The First National Bank of Boston (the "RIGHTS AGENT") to exclude Micron and the Purchaser and their respective Affiliates and Associates (as such terms are defined in the Rights Agreement) from the definition of "Acquiring Person" therein, with respect to the beneficial ownership of the Shares which Micron, the Purchaser and/or any of their respective Affiliates and Associates have obtained the right to acquire, or will acquire, as a result of the transactions contemplated by the Merger Agreement. Such amendment will be effected by the execution of a formal amendment to the Rights Agreement by the Company with the Rights Agent, and the filing with the SEC and declaration of effectiveness of an amendment to the Company's Registration Statement on Form 8-A with respect to such Rights Agreement as soon as possible, and in no event later than five days following the date of the Merger Agreement. The Company has further covenanted and agreed that it will take any and all action necessary to prevent Micron, the Purchaser and their respective Affiliates and Associates from being considered an "Acquiring Person" under the Rights Agreement, and to prevent the occurrence of a "Distribution Date," as defined therein, as a result of the Purchaser's acquisition of Shares upon consummation of the Offer or Micron's or the Purchaser's acquisition of Shares, or rights to acquire same, in connection with the Merger or otherwise pursuant to the Merger Agreement or any of the transactions or documents contemplated thereby, including without limitation pursuant to the Offer, the Merger or the Stock Option Agreement, or any other agreement involving Micron, the Purchaser or any Affiliate or Associate thereof approved by the Board of Directors of the Company.

  Micron Financial Assistance to the Company. Provided that (i) the Company has not breached the Merger Agreement, (ii) Micron is not entitled to terminate the Merger Agreement as a result of the actions of the Company's Board of Directors described under subsection (f) in the first paragraph of "Termination; Fees and Expenses," above, and (iii) the Merger Agreement has not been terminated, Micron has agreed to provide the Company with $3.5 million in the aggregate in financial assistance (in addition to any amounts payable pursuant to the Technology License Agreement) in the form of either secured loans or guarantees of secured loans, at such times as Micron and the Company may determine. Such financial assistance will be provided pursuant to such funding schedule as is agreed upon by Micron and the Company based upon the Company's financial needs as agreed to by Micron. At the request of Micron, the Company has agreed to use its best efforts to assign or assist in the assignment to Micron of all loans, contracts, agreements, security interests UCC filings, and other rights of CIT Group/Business Credit, Inc. ("CIT") that relate to or are with the Company. In March 1997, the Company obtained an asset based revolving credit facility with CIT to finance eligible accounts receivable and production inventory, subject to certain net worth and other financial covenants. Loans under the CIT credit facility are secured by substantially all of the Company's assets. The CIT credit facility bears interest in an amount equal to prime plus one-half percent. As of June 16, 1997, no amounts were outstanding and the Company has been unable to borrow under this facility.

  While the terms of Micron's financial assistance to the Company have not been fully established, Micron is currently seeking to have the CIT credit facility assigned to Micron to allow Micron to provide the Company with direct secured loans under that facility for working capital purposes. If the CIT credit facility is not assigned to Micron, Micron will consider either a direct secured loan to the Company or a guarantee of a CIT or other financial institution loan. In each case, Micron anticipates that the interest rate under the loan will be at or about market rates, and the loans will come due (or the guarantees will expire) on the earlier of (i) September 30, 1997, (ii) a breach of the Merger Agreement by the Company, (iii) when Micron is entitled to terminate the Merger Agreement as a result of the actions of the Company's Board of Directors described under subsection (f) in the first paragraph of "Termination; Fees and Expenses," or (iv) when the Merger Agreement has been terminated. Accordingly, in any of such instances, which include Micron not acquiring pursuant to the Offer a number of Shares that satisfies the Minimum Condition, Micron could request immediate repayment on any loans it may have extended to the Company and could seek to collect on such loans, which may include foreclosing on any collateral, which foreclosure could have a Material Adverse Effect on the Company. Until termination of the Merger Agreement, Micron, as a creditor of the Company, has agreed not to institute bankruptcy or insolvency proceedings against the Company. During the pendency of the Offer, Micron and the Company may continue existing or enter into additional commercial relationships. For example, Micron, through its CMS subsidiary, has provided contract manufacturing services to the Company, as described above, and was owed approximately $420,000 as of June 16, 1997, and CMS may continue to provide contract manufacturing services and extend credit to the Company. Micron, at its discretion, may also consider the provision of additional services to the Company.

THE STOCK OPTION AGREEMENT

  In connection with the execution of the Merger Agreement, Micron and the Company have executed a Stock Option Agreement, whereby the Company has granted to Micron an irrevocable option to purchase shares of the Company's Common Stock as of the first date, if any, upon which an Exercise Event (as defined below) occurs, representing a 19.9% equity stake in the Company at a per share purchase price of $1.00 (the "Exercise Price") or at Micron's election, by exchanging shares of Common Stock of Micron at a rate, for each option share, of a number of shares of Micron equal to the Exercise Price divided by the closing sale price of Micron shares on the Nasdaq National Market for the trading day immediately preceding the date of closing of the particular option exercise. An "Exercise Event" is considered to occur (i) immediately prior to the earlier of the occurrence of a Board Termination Action or the execution by the Company of an agreement (other than a confidentiality agreement) with respect to any Superior Proposal or the resolution of the Board of Directors to do so, or (ii) immediately prior to the consummation of a tender or exchange offer by a person other than Micron for 50% or more of any class of the Company's capital stock, or (iii) immediately prior to a Takeover Closing as defined above. The Stock Option Agreement terminates upon the earlier of (i) the consummation of the Offer for, and purchase of shares representing, in excess of 50% of the Company's stock, (ii) termination of the Merger Agreement if no Conditional Exercise Event (as defined below) has occurred prior to such termination, or (iii) 12 months following termination of the Merger Agreement if a Conditional Exercise Event (as defined below) has occurred on or prior to the date of such termination. However, if the option is exercisable but cannot be exercised because the HSR waiting period has not expired or been terminated, the option will not terminate until the tenth business day after such impediment to exercise has been removed. A "CONDITIONAL EXERCISE EVENT" occurs (a) at any time following the time the Company's Board of Directors has taken any of the actions described in (i) of this paragraph, (b) upon the commencement of a tender or exchange offer by a person other than Purchaser or Micron for 50% or more of any class of the Company's capital stock (and/or during any time which such a tender or exchange offer remains open or has been consummated) or (c) at any time following occurrence of a Takeover Closing. The Stock Option Agreement provides for registration rights with respect to the shares issuable thereunder, as well as certain put rights for Micron and call rights (in the event that a takeover proposal is not consummated (or an agreement with respect thereto has not been executed) within one year of the exercise of the option) in favor of the Company.

THE TECHNOLOGY LICENSE AGREEMENT

  The Company has granted to Micron, and all of its subsidiaries and affiliates, pursuant to a Technology License Agreement (the "LICENSE AGREEMENT") entered into concurrently with the Merger Agreement, a nonexclusive license to exploit all of the Company's technology associated with the Company's 9000 series server products and any other Company products under development on the effective date of the License Agreement. In consideration of this grant, Micron has agreed to pay the Company a one-time $1.5 million license fee, to be paid in two equal installments, with the first installment to be paid upon execution of the License Agreement and the second installment to be paid upon the Company's delivery of the technology to Micron which is to take place no later than 30 days after the effective date of the License Agreement. The term of the License Agreement is perpetual. However, Micron may terminate the License Agreement for any reason after thirty days from the effective date thereof. Micron may also terminate for breach by the Company of any material obligation under the License Agreement after 30 days notice and opportunity to cure. In the event that such a termination for breach occurs within five years of the effective date of the License Agreement, the license granted to Micron will terminate, and the Company will refund the full license fee to Micron.

  11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; STOCKHOLDER APPROVAL AND APPRAISAL.

  Purpose of the Offer. The purpose of the Offer and the Merger is for Micron to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Micron to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Micron. The Offer is being made pursuant to the Merger Agreement.

  Micron is a provider of desktop and notebook systems to the small and mid-range business markets as well as the consumer market. Micron regards the acquisition as an opportunity to compete more effectively in the large enterprise segment of the Fortune 1000 marketplace as Micron will gain immediate access to the Company's advanced server technologies applicable to many large enterprise class server/application environments such as high availability, clustering and I/O scalability. The Company's enterprise servers are used widely in industries that have mission critical needs. Micron anticipates that the acquisition will provide a strategic opportunity to complement Micron's existing line of desktop, notebook and server products. Additionally, the Company has a highly experienced sales force, both domestically and internationally, that can be utilized to introduce a full line of Micron products into the corporate marketplace.

  Plans for the Company. As discussed above in Section 10, and subject to more detailed discussion therein, the Merger Agreement and related agreements contemplate each of the following: (i) a license, pursuant to the License Agreement, of technology related to the Company's products in exchange for a one-time license fee of $1.5 million; (ii) that Micron will, subject to certain conditions and requirements, provide up to $3.5 million in financial assistance (in the form of secured loans or guarantees of secured loans) to the Company; (iii) restructuring of the Company's Board of Directors following consummation of the Offer by increasing the size of the board or resignation of incumbent directors to cause Micron nominees to hold a majority or more of the seats on the Company's Board, subject to retention of at least one incumbent director until the Effective Time; and (iv) the consummation of the Merger following satisfaction or waiver of the conditions precedent thereto specified in the Merger Agreement (including obtaining any necessary shareholder approvals). See

Section 10. In addition to the foregoing, Micron intends as soon as practicable to commence integrating certain manufacturing, marketing, sales and purchasing functions of Micron and the Company in order to reduce expenses and achieve other financial and operational synergies. Finally, as discussed in Section 13, following consummation of the Merger, Micron intends to cause the delisting of the Shares by the Nasdaq National Market and the termination of registration of the Shares pursuant to Rule 12g-4 under the Exchange Act.

  Except as indicated in this Offer to Purchase, Micron does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiaries, a sale or transfer of a material amount of assets of the Company or its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or (except as indicated above in this "Plans for the Company" section) business, or the composition of the Board of Directors or the Company's management.

  Stockholder approval and appraisal. Under Delaware Law, the approval of the Board of Directors and, except as described below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

  In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the expiration of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required. Micron and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby at any such meeting.

  If Purchaser purchases Shares sufficient to satisfy the Minimum Condition to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert control over the Company's conduct of its business and operations.

  Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, such number of Shares which, when added to the Shares owned of record by Purchaser on such date, if any, constitutes at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. Micron, Purchaser and the Company have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective in the most expeditious manner possible the Merger and the transactions contemplated by the Merger Agreement. If Purchaser does not acquire such number of Shares which, when added to the Shares owned of record by Purchaser on such date, constitutes at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger.

  No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors.

  The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction. Purchaser believes that Rule 13e-3 will not be applicable to the Offer or the Merger. However, no assurances can be given that the Commission will not take the position that Rule 13e-3 is applicable to the Offer or the Merger.

  12. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Micron, declare or pay any dividends on or make any other distributions in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock.

  13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ QUOTATION AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Depending upon the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market System, which require, among other things, that an issuer have at least 200,000 publicly held shares with a market value of $1 million held by at least 400 stockholders or 300 stockholders holding round lots. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or in one of the "local lists," but if the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or there is not at least two market makers for the Shares, the National Association of Securities Dealers ("NASD") rules provide that the securities would no longer be "authorized" for Nasdaq reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10 percent of the Shares, ordinarily will not be considered as being publicly held for this purpose. In the event the Shares were no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those descried above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or Nasdaq and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the

Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of Shares or the registration of the Shares under the Exchange Act were to be terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated prior to the consummation of the Merger, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting.

  Micron intends to cause the delisting of the Shares by the Nasdaq National Market and the termination of registration of the Shares pursuant to Rule 12g-4 under the Exchange Act following consummation of the Merger.

  14. CERTAIN CONDITIONS OF THE OFFER. The Merger Agreement provides that, notwithstanding any other provision of the Offer or the Merger Agreement, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer (subject to certain limitations), Purchaser shall not be required to accept for payment, purchase or pay for, subject to Rule 14e-1(c) under the Exchange Act, any Shares tendered pursuant to the Offer if (a) any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated; (b) the Minimum Condition is not satisfied; or (c) if, upon the scheduled expiration date of the Offer (as extended, if applicable), and before acceptance of the Shares for payment or payment therefor, any of the following occur which in the reasonable good faith judgement of Micron or Purchaser, and regardless of the circumstances giving rise to any such condition (other than action or inaction by Micron or any of its subsidiaries which constitutes a breach of the Merger Agreement), makes it inadvisable to proceed with or to accept the Shares for payment: (i)(1) there shall be pending any suit, action or proceeding brought by or on behalf of any Governmental Entity (or the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Department of Justice shall have recommended the commencement of such), any shareholder of the Company or any other person or party, directly or indirectly, challenging the acquisition by Micron or Purchaser of any Shares of the Company's Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or alleging (on grounds that Purchaser reasonably and in good faith determines are reasonably likely to result in financial exposure to the Company in excess of available insurance coverage and/or proceeds) that any such acquisition or other transaction relates to, involves or constitutes a violation by the Company or its directors of federal securities law or applicable corporate statutes or principles, (2) seeking to prohibit or limit the ownership or operation by the Company, Micron or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Micron and its subsidiaries, taken as a whole, or to compel the Company or Micron to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Micron and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement, (3) seeking to impose material limitations on the ability of Micron or Purchaser to acquire or hold, or to exercise full rights of ownership of, any of the Shares accepted for payment pursuant to the Offer, including the right to vote any such Shares on all matters properly presented to the stockholders of the Company, (4) seeking to prohibit Micron or any of its subsidiaries from effectively managing or controlling in any material respect the business or operations of the Company and its subsidiaries taken as a whole, (5) which is likely to result in a material diminution in the value of the Company or (6) seeking to impose a material condition to the Offer, the Merger Agreement or the Merger which would be materially adverse to Micron; or (ii) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court (other than the applicable HSR waiting period referred to above) that is reasonably likely to result (including amendment of the Schedule 14D-9), in any of the consequences referred to in (c)(i)(1) through (c)(i)(6) above; or (iii) the Company shall have breached, or failed to perform, in any material respect, any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with or any representation or warranty of the Company in the Merger Agreement shall have failed to be true and correct, in any material respect, as of the date of the Merger Agreement or shall have since ceased to be true and correct in any material respect at any time thereafter, or (iv) the Board of Directors of the Company or any committee thereof shall have (1) failed to recommend the Offer, Merger or the Merger Agreement (including failure to include such recommendation in the Schedule 14D-9) or so resolved, (2) withdrawn or modified (including the amendment of the Schedule 14D-9) in a manner adverse to Micron or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or so resolved, (3) approved or recommended any takeover proposal, or so resolved, (4) authorized the redemption or amendment of the Rights Agreement following receipt of any takeover proposal, or so resolved, (5) upon a request to reaffirm the Company's approval or recommendation of the Offer, the Merger Agreement or the Merger, failed to do so within two business days after such request is made, or so resolved, or (v) the Company shall have entered into any letter of intent, acquisition agreement or similar agreement related to a Superior Proposal, or the Company's Board of Directors or committee thereof shall have so resolved; or (vi) the Merger Agreement shall have been terminated in accordance with its terms; or (vii) there shall have occurred since the date of the Merger Agreement any Material Adverse Change in the Company and its subsidiaries taken as a whole or any event that is reasonably likely to result in a Material Adverse Change in the Company and its subsidiaries taken as a whole; or (viii) any bankruptcy proceedings shall have been instituted with respect to the Company and not dismissed. The Merger Agreement provides that the foregoing conditions are for the sole benefit of Micron, Purchaser and their affiliates and may be asserted by Micron or Purchaser regardless of the circumstances giving rise to such condition (other than any action or inaction by Micron or any of its subsidiaries which constitutes a breach of the Merger Agreement). All the foregoing conditions other than the Minimum Condition may be waived by Micron or Purchaser in whole or in part at any time and from time to time in the sole discretion of Micron or Purchaser. The failure by Micron or Purchaser at any time to exercise its rights with respect to the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver of any such rights with respect to other facts and circumstances; and each right shall be deemed an ongoing right with respect to which Micron or Purchaser may assert its rights at any time and from time to time prior to expiration of the Offer.

  15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

  General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Micron and discussions of representatives of Micron with representatives of the Company during Micron's investigation of the Company (see Section 10), neither Purchaser nor Micron is aware of any governmental permit that appears to be material to the business of the Company and the subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Micron or that certain parts of the businesses of the Company, Purchaser or Micron might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

  State Takeover Laws. The Company is incorporated under the law of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. Section 203 is inapplicable to the Offer and the Merger.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

  Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2.

  Pursuant to the HSR Act, during the week of June 16, 1997, Micron intends to file a Pre-merger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provision of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Micron. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 P.M., New York City time, fifteen calendar days after such filing is made, unless such waiting period is terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If either the FTC or the Antitrust Division were to request additional information or documentary material from Micron and/or the Company with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Micron and the Company with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, expect by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law.
See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Micron, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Micron relating to the businesses in which Micron, the Company and their respective subsidiaries are engaged, Micron and Purchaser believe that the Offer and the Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See
Section 14 for certain conditions to the Offer.

  16. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Montgomery Securities has been retained on an exclusive basis to render financial advisory services in connection with the Offer and the Merger. In addition, Montgomery Securities has been engaged to act as Dealer Manager in connection with the Offer. Montgomery Securities will be paid $300,000 in connection with such engagements upon successful completion of the transactions contemplated by the Merger Agreement. Montgomery Securities will also be reimbursed for its reasonable fees and expenses and has been granted customary indemnity.

  MacKenzie Partners, Inc. has been retained to serve as the Information Agent in connection with the Offer. The Information Agent will be paid approximately $6,000 in fees for its services, will be reimbursed for reasonable out-of-pocket expenses and has been provided with customary indemnity. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph or personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

  Norwest Bank Minnesota, N.A. has been retained as the Depositary in connection with the Offer. The Depositary will be paid reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses in connection therewith and has been provided with customary indemnity for certain liabilities and expenses in connection therewith. In addition, brokers, dealers, commercial banks and trust companies will be reimburse for customary handling and mailing expenses incurred by them in forwarding material to their customers.

  17. EMPLOYMENT AGREEMENTS. A key consideration to the Purchaser and Micron in connection with the Offer was to secure continuing employment arrangements with key executives. Accordingly, the Company and each of Robert Puette, Bulent Erbilgin, Terry Hartsfield and Steven Huey have executed an Employment Term Sheet (each an "EMPLOYMENT TERM SHEET"), contemporaneously with execution of the Merger Agreement. Messrs. Puette, Erbilgin, Hartsfield and Huey currently serve as the Company's Chairman, President and Chief Executive Officer, Vice President, Engineering, Vice President, Customer Satisfaction and Chief Quality Officer, and Vice President, Marketing, respectively and the Employment Term Sheets contemplate such persons holding similar positions with the Surviving Corporation. The Employment Term Sheets provide for annual salary ($330,000 for Mr. Puette, $192,000 for Mr. Erbilgin, $175,000 for Mr. Hartsfield and $192,000 for Mr. Huey) and contemplate payment to such persons of target bonuses (up to $600,000 for Mr. Puette, up to $192,000 for

Mr. Erbilgin, up to $192,000 for Mr. Huey and up to $175,000 for Mr. Hartsfield) based on the Company accomplishing certain financial and technological milestones through June 30, 1998, including the achievement of a significant improvement in the Company's financial performance. The Employment Term Sheets further contemplate the grant of stock options to such persons to purchase shares of Common Stock of Micron which will be subject to vesting over a five year period (75,000 for Mr. Puette, 25,000 for Mr. Erbilgin, 25,000 for Mr. Huey and 25,000 for Mr. Hartsfield). Effectiveness of the Employment Term Sheets are contingent upon (1) the acquisition by Micron of more than 50% of the total voting control of the Company within 120 days of June 8, 1997 and (2) the approval of the Board of Directors of Micron. This description of the Employment Term Sheets is qualified in its entirety by reference to the Employment Term Sheets which have been filed as an Exhibit to the Schedule 14D-1.

  The Company had previously entered into change of control agreements (the "CHANGE OF CONTROL AGREEMENTS") with the following executive officers of the
Company: Robert Puette, Bulent Erbilgin, Steve Huey, Vivian Golub, Terry Hartsfield, and Dan McCammon. A "Change of Control" is defined to occur if another party becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing fifty percent or more of the total voting power of the Company or, with certain exceptions, upon the merger or consolidation of the Company with any other company, or if the stockholders of the Company approve a plan of complete liquidation of the Company, or upon an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets. In the event of a change of control which results in the employee's involuntary termination without cause or constructive termination within twelve months following the change of control, the employee is entitled to receive the following benefits: (i) a lump sum payment equal to (a) 12 months of pay at the employee's gross base salary rate and (b) amounts payable under the Company's Executive Bonus Plan; (ii) continued medical, dental and vision care benefits including dependent coverage for a period of twelve months payable by the Company; and (iii) the acceleration of one half of the employee's unvested outstanding stock options (unless such acceleration would prevent the Company's use of "pooling of interests" accounting treatment and the purchase method of accounting for the change of control transaction is not acceptable to the successor to the Company). The Company has also entered into change of control agreements with certain non-executive officers providing for extended health care benefits and a lump sum payment equal to six month severance upon a change of control. The consummation of the transactions contemplated by the Merger Agreement constitutes a change of control for purposes of the Change of Control Agreements. However, Messrs. Puette, Erbilgin, Hartsfield, and Huey have agreed in the Employment Term Sheets that the acceptance of the position proposed to each therein would not constitute actual or constructive termination of employment under the terms of such Change of Control Agreement but that the Change of Control Agreement would otherwise remain in effect.

  18. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statue prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Micron and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including Exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          Payette Acquisition Corporation

June 16, 1997

                                  SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                           PURCHASER, MICRON AND MTI

  The following tables set forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Purchaser, Micron and MTI. The business address of each such person is 900 E. Karcher Road, Nampa, Idaho 83687 with respect to the executive officers and directors of Purchaser and Micron and 8000 S. Federal Way, P.O. Box 6, Boise, Idaho 83707 with respect to the executive officers and directors of MTI.

  Unless otherwise indicated, each person listed below (i) has held his principal occupation for the past five years, (ii) has not been convicted in a criminal proceeding and has not been party to a proceeding related to U.S. state and federal securities laws, and (iii) is a citizen of the United States.

 1. Directors and Executive Officers of Purchaser:

             NAME                         POSITION WITH PURCHASER
             ----                         -----------------------
 T. Erik Oaas................  President, Treasurer, Secretary and Director

 2. Directors and Executive Officers of Micron:

             NAME                            POSITION WITH MICRON
             ----                            --------------------
 Joseph M. Daltoso...........  Chairman of the Board, President and Chief
                                Executive Officer
 T. Erik Oaas................  Executive Vice President, Finance and Chief
                                Financial Officer; Director
 Gregory D. Stevenson........  Executive Vice President, Operations and Chief
                                Operating Officer; Director
 Robert F. Subia.............  Chairman of the Board, President and Chief
                                Executive Officer of CMS; Director
 Michael S. Adkins...........  Vice President, SpecTek, a division of Micron
 Steven P. Arnold............  Vice President, Legal and General Counsel
 Jess Asla...................  Vice President, Operations of CMS
 George A. Haneke............  Senior Vice President, International Operations
 Nelson L. Hanks.............  Senior Vice President, Purchasing
 Dean A. Klein...............  Senior Vice President, Chief Technical Officer
 Brian C. Klene..............  Executive Vice President, Sales and Marketing
 Steven H. Laney.............  Vice President, Corporate Communications
 JoAnne S. Pfeifer...........  Vice President, Administration and Corporate
                                Secretary
 Gene P. Thomas, Jr..........  Vice President, Business Development
 Steven R. Appleton..........  Director
 Jerry M. Hess...............  Director
 Robert A. Lothrop...........  Director
 John R. Simplot.............  Director

  Joseph M. Daltoso served as MTI's Memory Applications Group Manager from May 1990 until April 1992, when he was named President and a director of the former Micron Custom Manufacturing Services, Inc., then a wholly-owned subsidiary of MTI ("MCMS"). In July 1992, Mr. Daltoso was named Chairman of the Board of Directors of MCMS and, in August 1994, was also named Chief Executive Officer of MCMS. Mr. Daltoso was named Chairman of the Board, President and Chief Executive Officer of Micron on April 17, 1995.

  T. Erik Oaas served as the Administration Manager of MTI's Memory Applications Group from July 1988 to April 1992, and as the Administration Manager of MCMS from April 1992 until July 1992, when he was named Vice President, Finance and Treasurer, and a director of MCMS. On April 7, 1995, Mr. Oaas was appointed Vice President, Finance and Chief Financial Officer, and a director of Micron. On January 28, 1997, Mr. Oaas was appointed Executive Vice President, Finance and Chief Financial Officer of Micron.

  Gregory D. Stevenson served as MTI's Partials Business Unit Manager from April 1990 until April 1992. Mr. Stevenson joined MCMS as Component Recovery Business Unit Manager. In July 1992, he was appointed Vice President, Component Recovery of MCMS, and in September 1992, was also appointed a director of MCMS. In August 1993, Mr. Stevenson was appointed Vice President, Operations of MCMS. On April 7, 1995, Mr. Stevenson was appointed Vice President, Nampa Operations and served in that position until July 1995 when he was appointed Executive Vice President, Operations and a director of Micron. On January 28, 1997, Mr. Stevenson was appointed Executive Vice President, Operations and Chief Operating Officer of Micron.

  Robert F. Subia served as a Regional Sales Manager for MTI from 1989 until February 1993. In February 1993, Mr. Subia joined MCMS as Director of Sales and held this position until August 1994, when he was appointed Vice President, Sales. On April 17, 1995, Mr. Subia was appointed Chairman, President and Chief Executive Officer of CMS. Mr. Subia was appointed a director of Micron in October 1995.

  Michael S. Adkins served as MTI's Systems Integration Group Manager from April 1990 until November 1993 when he was named President of Systems Integration Group, Inc., a wholly-owned subsidiary of MTI. In November 1994, Mr. Adkins was named General Manager of MTI's Systems Integration Group. In July 1996, Mr. Adkins was named Executive Director of SpecTek, a division of Micron, and became Vice President of SpecTek in January 1997.

  Steven P. Arnold joined MTI in April 1995 as Associate General Counsel, after serving seven years as an Associate with the law firm of Arnold White and Durkee. In June 1996, Mr. Arnold was named Chief Counsel, Intellectual Property of Micron, and was named Vice President, Legal and General Counsel of Micron in January 1997.

  Jess Asla served as the Process Engineer Manager for MTI's Memory Applications Group from 1988 until July 1994, when he was named Director of Engineering for MCMS. On April 17, 1995, Mr. Asla was appointed Vice President, Operations of CMS.

  George A. Haneke joined MTI in May 1988 and was named Accounting Manager in 1992. Mr. Haneke joined Micron Computer, Inc. as its Vice President, Finance, Treasurer and Chief Financial Officer in September 1993. On April 7, 1995, Mr. Haneke was appointed Vice President, Chief Information Officer of Micron. On January 28, 1997, Mr. Haneke was appointed Senior Vice President, International Operations of Micron.

  Nelson L. Hanks served as a consultant for MTI from 1989 to 1991. In 1991, Mr. Hanks was named Chief Executive Officer of Micron Europe Limited, a wholly-owned subsidiary of MTI, and served in this position until 1993. From 1993, Mr. Hanks served as Special Projects Manager for MTI. On April 7, 1995, Mr. Hanks was appointed Vice President, Purchasing. On January 28, 1997, Mr. Hanks was appointed Senior Vice President, Purchasing of Micron.

  Dean A. Klein was a co-founder of and also served as President of PC Tech, Inc., a wholly-owned subsidiary of Micron, from its inception in 1984. After the acquisition of PC Tech, Inc. by Micron in February 1992, Mr. Klein served as Vice President, Research and Development of Micron and President of PC Tech, Inc. In February 1996, Mr. Klein was named Vice President and Chief Technical Officer of Micron. On January 28, 1997, Mr. Klein was appointed Senior Vice President and Chief Technical Officer of Micron.

  Brian C. Klene joined MTI in January 1989 as Director, Sales and Marketing of the Memory Applications Group and served in that position until July 1990 when he was named Regional Sales Manager for MTI. He served in that position until January 1991 when he was named National Sales Manager of MTI. In July 1995, Mr. Klene joined Micron as Executive Vice President, Sales and Marketing.

  Steven H. Laney joined Micron Semiconductor, Inc. ("MSI"), then a wholly-owned subsidiary of MTI, as Product Manager in 1989, and was named Marketing Manager in June 1991. In July 1992, Mr. Laney became Marketing Manager of MCMS, and was named Director of Marketing of MCMS in May 1993. In April, 1995, Mr. Laney was named Micron's Director of Investor Relations and was named Micron's Vice President, Corporate Communications in October 1996.

  JoAnne S. Pfeifer served as Accounting Manager for MTI from 1989 to 1992. In August 1992, Ms. Pfeifer joined MCMS as Administration Projects Coordinator, and was named Administration Manager in January 1995. In March 1995, Ms. Pfeifer became Administration Manager for Micron, and was named Director of Administration in March 1996. In July of 1996, Ms. Pfeifer was named Corporate Secretary. On January 28, 1997, Ms. Pfeifer was appointed Vice President, Administration of Micron.

  Gene P. Thomas, Jr. served in sales managerial roles with Polaroid Corporation and CompuAdd Computer Corp. and was appointed Director of Marketing for CompuAdd in 1993. Mr. Thomas joined Micron Computer, Inc. as Director of Sales in March 1993 and was appointed Vice President, Sales and Marketing in December 1993. On April 7, 1995, Mr. Thomas was appointed Vice President, Micron Computer Sales and Marketing, and on July 31, 1995, was named Vice President, Marketing. On January 28, 1997, Mr. Thomas was appointed Vice President, Business Development.

  Steven R. Appleton joined MTI in February 1983 and has served in various capacities with MTI and its subsidiaries, including overseeing MTI's semiconductor operations as President and Chief Executive Officer of MSI from July 1992 to November 1994. Except for a nine day period in January 1996, since May 1994 Mr. Appleton has served as a member of MTI's Board of Directors and since September 1994, Mr. Appleton has served as the Chief Executive Officer, President and Chairman of the Board of Directors of MTI. Mr. Appleton has served as a member of the Board of Directors of Micron since 1995.

  Jerry M. Hess has served as Chairman and Chief Executive Officer of J.M. Hess Construction Company, Inc. since 1959. Mr. Hess has served on MTI's Board of Directors since 1994. On April 7, 1995, Mr. Hess was appointed a director of Micron.

  Robert A. Lothrop served as the Senior Vice President of the J.R. Simplot Company, a food processing, fertilizer and agricultural chemicals manufacturing company, from January 1986 until his retirement in January 1991. Mr. Lothrop was elected to MTI's Board of Directors in 1986. In 1992, he was elected to the Board of Directors of MSI and resigned as a director of MTI. Mr. Lothrop was re-elected to MTI's Board of Directors in 1994. On April 7, 1995, Mr. Lothrop was appointed a director of Micron.

  John R. Simplot founded and served as Chairman of the Board of Directors of the J.R. Simplot Company prior to his retirement in April 1994. Mr. Simplot currently serves as Chairman Emeritus of the J.R. Simplot Company. Mr. Simplot has served on MTI's Board of Directors since 1980. On April 7, 1995, Mr. Simplot was appointed a director of Micron.

 3. The Officers and Directors of MTI are as follows:

             NAME                            POSITION WITH MICRON
             ----                            --------------------
 Steven R. Appleton..........  Chairman of the Board of Directors, Chief
                                Executive Officer and President
 Donald D. Baldwin...........  Vice President of Sales
 Kipp A. Bedard..............  Vice President of Corporate Affairs
 Eugene H. Cloud.............  Vice President of Marketing
 Robert M. Donnelly..........  Vice President of Memory Product
 D. Mark Durcan..............  Vice President of Process Research & Development
 Jay L. Hawkins..............  Vice President of Manufacturing
 Roderic W. Lewis............  Vice President of Legal Affairs, General Counsel
                                and Corporate Secretary
 Nancy M. Self...............  Vice President of Administration
 Steven L. Stout.............  Vice President of Facilities
 Wilbur G. Stover, Jr........  Vice President of Finance and Chief Financial
                                Officer
 Jerry M. Hess...............  Director
 Robert A. Lothrop...........  Director
 Thomas T. Nicholson.........  Director
 Don J. Simplot..............  Director
 John R. Simplot.............  Director
 Gordon C. Smith.............  Director

  See descriptions above for information regarding Steven R. Appleton, Jerry Hess, Robert Lothrop and John R. Simplot.

  Donald D. Baldwin joined MTI in April 1984 and has served in various capacities with the Company and its subsidiaries. Mr. Baldwin first became an officer of MTI in May 1991 and has served in various officer positions, including Vice President, Sales of MSI from July 1992 to November 1994. Mr. Baldwin has served as Vice President of Sales for MTI since November 1994.

  Kipp A. Bedard joined MTI in November 1983 and has served in various manufacturing and sales positions with the Company and its subsidiaries. Mr. Bedard first became an officer of MTI in April 1990 and has served in various officer positions, including Vice President, Corporate Affairs of MSI from July 1992 to January 1994. Mr. Bedard has served as Vice President of Corporate Affairs for MTI since January 1994.

  Eugene H. Cloud joined MTI in January 1985 and has served in various capacities with the Company and its subsidiaries. Mr. Cloud first became an officer of MTI in April 1990 and has served in various officer positions, including Vice President, Marketing of MSI from July 1992 to November 1994. Mr. Cloud has served as Vice President of Marketing for MTI since November 1994.

  Robert M. Donnelly joined MTI in September 1988 and has served in various technical positions with the Company and its subsidiaries. Mr. Donnelly first became an officer of MTI in August 1989 and has served in various officer positions, including Vice President, SRAM Products Group of MSI from July 1992 to November 1994. Mr. Donnelly was named Vice President, SRAM Products Group for MTI in November 1994, as Vice President, SRAM Design and Product Engineering for MTI in October 1995 and has served as Vice President of Memory Products for MTI since November 1996.

  D. Mark Durcan joined MTI in 1984 as a diffusion engineer. Since that time he has held a series of positions of increasing responsibility with the Company and its subsidiaries, including Manager of Process Research and Development. Since June 1996, Mr. Durcan has served as Vice President of Process Research and Development.

  Jay L. Hawkins joined MTI in March 1984 and has served in various manufacturing positions for the Company and its subsidiaries, including Director of Manufacturing for MSI from July 1992 to November 1994, Director of Manufacturing for MTI from November 1994 to February 1996 and as Vice President of Manufacturing Administration and Back-end for MTI from February 1996 to November 1996. Since November 1996, Mr. Hawkins has served as Vice President of Manufacturing for MTI.

  Roderic W. Lewis joined MTI in 1991 as Associate General Counsel. He became Assistant General Counsel in 1993. From April 1995 to July 1996, Mr. Lewis served as Vice President, General Counsel and Corporate Secretary for Micron. In July 1996, Mr. Lewis was named as Vice President, General Counsel and Corporate Secretary for MTI. Since November 1996, Mr. Lewis has served as Vice President of Legal Affairs, General Counsel and Corporate Secretary for MTI.

  Nancy M. Self joined MTI in February 1988 as a benefits specialist. In July 1988, she was named Benefits Manager and served in that position until July 1989, when she was named Risk Manager. Since March 1993, Ms. Self has served as Vice President of Administration.

  Steven L. Stout joined MTI in September 1983 and has served in various positions for the Company and its subsidiaries, including Plant Operations Manager for MSI from January 1993 to November 1994. Since February 1996, Mr. Stout has served as Vice President of Facilities for MTI.

  Wilbur G. Stover, Jr. joined MTI in June 1989 and has served in various financial positions with the Company and its subsidiaries, including Controller from February 1990 to July 1992 and Vice President, Finance and Chief Financial Officer of MSI from August 1992 to September 1994. Since September 1994, Mr. Stover has served as MTI's Chief Financial Office and Vice President of Finance. From October 1994 through September 1996, Mr. Stover served as a member of the MTI Board of Directors.

  Thomas T. Nicholson serves as Vice President of Honda of Seattle. Mr. Nicholson also serves as President of Mountain View Equipment, a farm equipment dealership, and is a partner of CLT&T Land & Livestock. He has served on MTI's Board of Directors since 1980.

  Don J. Simplot served as the President of Simplot Financial Corporation, a wholly-owned subsidiary of the J. R. Simplot Company, from February 1985 until January 1992. In April 1994, Mr. Don J. Simplot was appointed as a member of the Office of the Chairman of the J.R. Simplot Company. He has served on the Board of Directors of MTI since 1982. Mr. Don Simplot is also a director of AirSensors, Inc., an alternative fuel conversion equipment company.

  Gordon C. Smith served in various management positions from July 1980 until January 1992 for Simplot Financial Corporation, a wholly-owned subsidiary of the J.R. Simplot Company. From May 1988 until his retirement in March 1994, Mr. Smith served as the President and Chief Executive Officer of the J.R. Simplot Company. He was elected to the Board of Directors of MTI in 1990.

                        The Depositary for the Offer is:

                          NORWEST BANK MINNESOTA, N.A.

        BY MAIL:                 BY FACSIMILE           BY OVERNIGHT COURIER:
                                TRANSMISSION:
   Norwest Shareowner                                    Norwest Shareowner
        Services                (612) 450-4185                Services
    P. O. Box 64858         Confirm by Telephone:    161 North Concord Exchange
St. Paul, MN 55164-0858         (612) 450-4163       Reorganization Department
                                                     South St. Paul, MN 55075

                                    By Hand:

      Norwest Shareowner Services            The Depository Trust Company
      161 North Concord Exchange                      1st Floor
               2nd Floor                           55 Water Street
       South St. Paul, MN 55075                   New York, NY 10041

  Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below or to the Dealer Manager at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                      [LOGO OF MACKENZIE PARTNERS, INC.]

                                156 Fifth Avenue
                               New York, NY 10010
                         (212) 929-5500 (call collect)

                                       or

                         CALL TOLL FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                             MONTGOMERY SECURITIES

                             600 Montgomery Street
                        San Francisco, California 94111

                        Call: (800) 227-4786 (ext. 3076)
                                       or
                             Collect (415) 627-2000
June 16, 1997